 Exhibit (a)(1)(E)
U.S. OFFER TO PURCHASE FOR CASH
Any and All Outstanding Common Shares, no par value per share, held by U.S. holders
and
Any and All of the Outstanding American Depositary Shares, each of which represents one-third of one
Common Share,
held by all holders, wherever located,
of
BANCO ITAÚ CHILE
(formerly known as ITAÚ CORPBANCA)
at
8,500.00 Chilean Pesos Per Common Share (payable in U.S. dollars)
and
2,833.3333 Chilean Pesos Per American Depositary Share (payable in U.S. dollars)
(each representing one-third of one Common Share)
by
ITB HOLDING BRASIL PARTICIPAÇÕES LTDA.,
an indirect wholly owned subsidiary
of
ITAÚ UNIBANCO HOLDING S.A.
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:30 P.M., NEW YORK CITY TIME, ON JULY 5, 2023, UNLESS THE U.S. OFFER IS EXTENDED.
June 6, 2023
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees of Clients for whose accounts you hold Common Shares (as defined below):
Enclosed for your consideration are the U.S. Offer to Purchase, dated June 6, 2023 (the “U.S. Offer to Purchase”), and the related Common Share Acceptance Form, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery (which together with amendments or supplements thereto constitute the “U.S. Offer”) relating to the offer by ITB Holding Brasil Participações Ltda., a limited liability company organized under the laws of the Federative Republic of Brazil (“Purchaser”) and an indirect wholly owned subsidiary of Itaú Unibanco Holding S.A., a company organized under the laws of the Federative Republic of Brazil (“IUH”) to purchase: (1) any and all outstanding common shares, no par value per share (the “Common Shares”) of Banco Itaú Chile (formerly known as Itaú Corpbanca), a publicly-traded special banking corporation (sociedad anónima especial bancaria) organized under the laws of the Republic of Chile (the “Company”), held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended, which defines a U.S. holder as “any security holder resident in the United States”); and (2) any and all outstanding American Depositary Shares (each of which represents one-third of one Common Share) (the “ADSs,” and together with the Common Shares, the “Shares”), held by holders, wherever located, in each case other than any Shares owned directly or indirectly by IUH and/or its affiliates, for 8,500.00 Chilean pesos in cash per Common Share and 2,833.3333 Chilean pesos in cash per ADS (together, the “U.S. Offer Price”), without interest and less (i) any applicable brokerage fees and commissions and (ii) applicable withholding taxes, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and other related materials, including the form of acceptance for the Common Shares (the “Common Share Acceptance Form”), the letter of transmittal for ADSs (the “ADS Letter of Transmittal”) and the notice of “guaranteed delivery” for the ADSs (the “ADS Notice of Guaranteed Delivery”) which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer.”
Please furnish copies of the enclosed materials to those of your clients for whose account you hold Common Shares in your name or in the name of your nominee.

All terms not otherwise defined herein have the meanings set forth in the U.S. Offer to Purchase.
For your information and for forwarding to those of your clients for whom you hold Common Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.   The U.S. Offer to Purchase, dated June 6, 2023;
2.   A printed form of letter that may be sent to your clients for whose account you hold Common Shares registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;
3.   The Common Share Acceptance Form to be used by U.S. holders of Common Shares in accepting the U.S. Offer;
4.   The ADS Letter of Transmittal to be used by holders of ADSs in accepting the U.S. Offer (which constitutes part of the U.S. Offer and is provided for informational purposes only);
5.   The ADS Notice of Guaranteed Delivery (which constitutes part of the U.S. Offer and is provided for informational purposes only); and
6.   The return envelope addressed to The Bank of New York Mellon (the “U.S. Tender Agent”) (for tendering ADSs).
ADSs cannot be tendered by means of the enclosed Common Share Acceptance Form (which is exclusively for use in respect of Common Shares). If you hold ADSs, you should use the enclosed ADS Letter of Transmittal for tendering such ADSs into the U.S. Offer by following the instructions set forth in such form. Additional information can be obtained from the Information Agent, Morrow Sodali International LLC, at (800) 662-5200 (Toll-Free in North America) or +1 (203) 658-9400 (outside North America).
We urge you to contact your clients as promptly as possible.
Please note the following:
1.   The U.S. Offer is open to all holders of ADSs wherever located and to all holders of Common Shares resident in the United States. See “The U.S. Offer — Section 1. Terms of the Offer” in the U.S. Offer to Purchase.
2.   The U.S. Offer Price for Shares accepted for payment pursuant to the U.S. Offer will be paid to holders of Shares in U.S. dollars, less the amount of any fees or commissions and withholding taxes that may be applicable, to such holders. All payments for Shares accepted for purchase pursuant to the U.S. Offer will be made within four Chilean business days following the announcement of the results of the Offers (the date of such payment, the “Settlement Date”). The U.S. Offer Price paid to holders of Shares will be converted into U.S. dollars based on the Observed Exchange Rate, published by the Central Bank of Chile (Banco Central de Chile) in the Official Gazette of Chile two Chilean business days immediately prior to the Settlement Date.
3.   Tendering holders of Common Shares registered in their own name and who tender directly to the U.S. Tender Agent will not be obligated to pay brokerage fees or commissions pursuant to the U.S. Offer. However, U.S. federal income tax backup withholding at a rate of 24% may be required, unless the required taxpayer identification information is provided. See Instruction 6 of the Form of Acceptance.
4.   The U.S. Offer and withdrawal rights will expire at 5:30 p.m., New York City time, on July 5, 2023, unless the U.S. Offer is extended.
5.   Notwithstanding any other provision of the U.S. Offer, payment for Common Shares accepted for purchase pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Tender Agent, of the completed Common Share Acceptance Form, and by the U.S. Tender Agent’s Chilean custodian, of the Common Shares from a broker, dealer, commercial bank, trust company or other securities intermediary.

Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Common Shares and/or ADSs pursuant to the U.S. Offer (other than to the Dealer Manager as described in the U.S. Offer to Purchase). Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding offering material to your clients.
Any inquiries you may have with respect to the U.S. Offer should be addressed to the Information Agent for the U.S. Offer at the address and telephone numbers set forth on the back page of the U.S. Offer to Purchase.
Requests for copies of the enclosed materials should be directed to the U.S. Tender Agent.
Very truly yours,
ITB HOLDING BRASIL PARTICIPAÇÕES LTDA.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF IUH, PURCHASER, THE COMPANY, THE U.S. TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.